EXHIBIT 99.1

ConAgra Mills, MGP Ingredients Sign Exclusive Flour Supply Agreement

OMAHA, Neb., Nov. 6, 2008 (GLOBE NEWSWIRE) -- ConAgra Mills, a brand of ConAgra Foods, Inc., (NYSE:CAG) and MGP Ingredients, Inc. (Nasdaq:MGPI) announced today the signing of a new, long-term flour supply agreement. Beginning immediately, MGPI will source flour for its value added wheat protein and starch ingredients exclusively from ConAgra Mills.

Last month, MGP Ingredients announced the discontinuation of wheat milling operations at its Atchison, Kan., facility after signing a non-binding letter of intent for the supply agreement with ConAgra Mills.

"We will focus on customers and our core business moving forward," said Tim Newkirk, president and chief executive officer of MGPI. "Our strategy is to outsource part of the production -- including raw materials -- in an effort to counter the effects of high input costs and volatile grain markets. Very simply put, wheat milling as a component of our overall ingredient solutions value chain is not a step in which MGPI can uniquely create value. ConAgra Mills is an industry leader in flour production and innovation, and the ideal partner for MGP Ingredients."

As part of the agreement, ConAgra Mills will take over wheat sourcing, production, risk management, quality control, logistics and transportation for the MGPI raw material. ConAgra Mills will provide flour to MGPI from select facilities in its 23 mill U.S. manufacturing network.

"We have a laser like focus on producing and delivering high quality flour efficiently," said Paul Maass, president and general manager of ConAgra Mills. "We are uniquely able to support MGPI's effort to simplify their operations while also reducing their cost and commodity risk. This is another example of how ConAgra Mills leverages our creative products and services to add value for our customers."

About ConAgra Mills

ConAgra Mills, the food ingredient brand of ConAgra Foods, Inc, offers the most comprehensive selection of premium multi-use flours and whole grains in the industry -- including Ultragrain(r), the 100% natural whole wheat flour with the taste, texture and appearance most like white flour, Sustagrain(r), and a new line of Ancient Grain flours, which are helping to meet growing consumer demand for healthier ingredients. For more information, please visit www.conagramills.com.

About ConAgra Foods

ConAgra Foods, Inc (NYSE:CAG) is one of North America's leading packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM and many others. For more information, please visit us at www.conagrafoods.com.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products, consisting principally of specialty valued wheat proteins and starches for both food and non-food applications, high quality food grade alcohol for beverage and industrial applications, and fuel grade alcohol, commonly known as ethanol. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

CONTACT:  ConAgra Foods
          Jeff Mochal
          402-595-7825
          jeff.mochal@conagrafoods.com

          MGP Ingredients
          Steve Pickman
          913-367-1480
          steve.pickman@mgpingredients.com

          Ketchum
          Ashley Kleckner
          415-984-6194
          Ashley.Kleckner@ketchum.com